Exhibit 10.3
SEVERANCE AGREEMENT
          The Severance Agreement is made and entered into by and between Bonnie Charpentier (“Ms. Charpentier) and Genitope Corporation (“the Company”).
          1. Employee Status. Ms. Charpentier was an employee of the Company until December 5, 2006 (“the Termination Date”).
          2. Purpose of Agreement. By this Agreement, the parties intend to fully and finally resolve all issues, claims and obligations between them. The parties have entered into this Agreement based on the promises and covenants contained herein.
          3. Severance Payment. In accordance with the terms of this Agreement, the Company will pay to Ms. Charpentier a total sum equivalent to nine (9) months of her final base salary (i.e., One Hundred and Eighty Three Thousand Dollars [$183,000], less taxes) by continuing her regular base pay ($10,166.67, less taxes) by direct deposit on or about the Company’s regular paydays (“Severance Checks”) during that period. These payments will be made regardless of whether Ms. Charpentier obtains another job outside of the Company.
          4. COBRA. Ms. Charpentier has the right to convert her Company-sponsored health insurance pursuant to COBRA; assuming she timely and properly submits her COBRA application, the Company will pay her premiums thereunder for the first nine (9) months on her behalf, granted she fully executes this agreement. Again, these payments will be made regardless of whether Ms. Charpentier obtains another job outside of the Company.
          5. Outstanding Options. Ms. Charpentier acknowledges that she holds the stock options (the “Options”) set forth on Exhibit A attached hereto and incorporated herein by this reference. Ms. Charpentier acknowledges and agrees that she has no other options or other rights received from the Company to purchase any stock or securities of the Company. Ms. Charpentier’s outstanding stock options will be partially vested as of the Termination Date and no additional vesting will occur following the Termination Date. The Board of Directors of the Company has approved, contingent upon the execution of this Agreement and Ms. Charpentier’s not exercising her right of revocation as set forth in paragraph 16(b) of this Agreement, an amendment to the terms of the Options to extend the period during which Ms. Charpentier may exercise her Options from three months following the Termination Date to December 31, 2007. Therefore, any Options that are vested in whole or in part as of the date hereof must be exercised, to the extent vested, on or before December 31, 2007, the date such vested Options will expire. She understands and agrees that, to the extent that the Options are unvested as of the Termination Date, such Options, or unvested portions thereof, may not be exercised and will expire on the Termination Date. Ms. Charpentier acknowledges and agrees that she does not enter into this Agreement on the basis of or in reliance in any way on any representation or assurance of the Company or any officer, director, employee or agent of the Company regarding the current or future value of her Options or of any stock or securities of the Company.
          6. Waiver of Future Employment. Ms. Charpentier hereby waives any right of future employment with the Company and agrees not to apply for such.
          7. No Solicitation. Ms. Charpentier further agrees that for the two-year period following the Termination Date, she will not directly or indirectly solicit or encourage any employee of the Company to work for any entity or individual other than the Company.

          8. Employment References. Should any prospective employer of Ms. Charpentier seek a job reference regarding her, Ms. Charpentier agrees to direct such person or persons to the Company’s Human Resources Department, which shall provide only the dates of Ms. Charpentier’s employment with the Company and the last Company position she held.
          9. Confidentiality of Company Information. Ms. Charpentier acknowledges, agrees and warrants that she will continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall abide by the terms and conditions of the Proprietary Information and Inventions Agreement between her and the Company which she executed on October 26th, 2001, and which is attached hereto as Exhibit B. Ms. Charpentier further warrants and represents that to the best of her knowledge she has returned to the Company all confidential and proprietary information in her custody or possession. She further agrees that if she discovers that she has retained any tangible property of the Company, she shall promptly notify the Company of such in writing and will take reasonable steps in accordance with the Company’s instructions to return such property to the Company. The provisions of this paragraph shall remain in effect at all times in the future.
          10. Confidentiality of Agreement. Ms. Charpentier warrants and agrees, absolutely and unconditionally, that she will keep the terms of this Agreement and the amount of money and consideration she is receiving pursuant to this Agreement completely confidential and that she has done so, with the exception that she may disclose or have disclosed its terms and/or the amount of money and/or consideration she is receiving pursuant to this Agreement in confidence to her spouse, attorneys, tax preparers, governmental taxing authorities, and as may be required by law. The Company, on behalf of its officers, likewise agrees to keep the terms and/or consideration being given pursuant to this Agreement confidential except that it may disclose such to its counsel, tax preparers, governmental taxing authorities, and as may be required by law. Notwithstanding the foregoing, Ms. Charpentier understands that the Company is required by applicable securities laws to disclose the provisions of this Agreement in filings, including the Company’s proxy statement, with the Securities and Exchange Commission (“SEC”), including potentially filing a copy of this Agreement with the SEC.
          11. All Wages Paid. Ms. Charpentier acknowledges that all wages, including unused, accrued vacation pay, due her from the Company as of her Termination Date have been paid to her.
          12. No Admission of Liability. By providing this Agreement to Ms. Charpentier, the Company does not admit any liability to Ms. Charpentier or anyone. Similarly, Ms. Charpentier does not admit any liability to the Company or anyone.
          13. Non-Disparagement. Ms. Charpentier agrees that she will not make any disparaging or defamatory remarks about the Company or its affiliates, or their respective managers, directors, officers, employees, agents or representatives to anyone in the future. The officers and the Board of the Company similarly agree not to make any disparaging or defamatory remarks about Ms. Charpentier to anyone outside of the Company. The parties further agree not to act in any way that might damage the other.
          14. Release.

               (a) Ms. Charpentier hereby agrees that all rights under section 1542 of the Civil Code of the State of California (“Civil Code section 1542”) and any similar federal, state and/or local laws are hereby waived by her. Civil Code section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.
(b) Notwithstanding the provisions of section 1542 of the California Civil Code or any similar or federal, state and/or local laws, in order to provide a complete and full release, Ms. Charpentier hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its affiliates, and each of their respective officers, agents, directors, shareholders, managers, insurers, employees and representatives, from all claims, issues and obligations, known and unknown, suspected and unsuspected, statutory and nonstatutory, which Ms. Charpentier at any time heretofore had or claimed to have or which she may have or claim to have regarding events that have occurred prior to the time she executes this Agreement including, but not limited to, claims, issues and/or obligations in any way connected with or based on Ms. Charpentier’s employment with the Company or the termination of that employment. This release includes but is not limited to releasing all claims Ms. Charpentier might have under all state, federal and local laws pertaining to discrimination, harassment, the California Labor Code, family and medical leave laws, wage and hour laws, disability laws, civil rights laws, as well as laws pertaining to claims of or for emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing, as well as equal pay laws and laws pertaining to wrongful discharge. It is expressly understood by Ms. Charpentier that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967. Ms. Charpentier understands that rights or claims under this law that may arise after the date this Agreement is executed by her are not waived. Ms. Charpentier also understands that nothing in this Agreement is to be construed to interfere with Ms. Charpentier’s ability to file a charge with the Equal Employment Opportunity Commission concerning this Agreement or any conduct released herein, but acknowledges that by this Agreement she waives any ability to further collect, directly or indirectly, any monetary or nonmonetary award based on any conduct or omissions against the Company or any individual or entity released in this Agreement.
          15. Execution. To be effective, Ms. Charpentier must initial the lower right-hand corner of each page of this Agreement and sign and date it at its end, then return the executed original to Denise Taylor of the Company, by 5:00 p.m. PST on December 26, 2006, or it will be deemed void.
          16. Consideration Period/Right to Consult Counsel/Rescission Period.
               (a) Ms. Charpentier understands that she is being given the opportunity to consider this Agreement for a full twenty-one (21) days from her receipt of this Agreement. She is advised to consult with an attorney before doing so if she so chooses. Ms. Charpentier hereby acknowledges that she may execute this Agreement at any time prior to the expiration of the 21-day period. She further acknowledges that she is executing this Agreement voluntarily, without any threat or coercion from anyone.
               (b) Ms. Charpentier further understands that she has a full seven (7) days following her execution of this Agreement to revoke her consent to this Agreement by notifying Denise Taylor of the Company of such in writing within that period, and is hereby advised that this Agreement shall not be effective or enforceable until this seven-day revocation period has expired (“the Effective Date”). The Severance Checks described in paragraph 3 of this Agreement will be provided to Ms. Charpentier within ten (10) calendar days after the Effective Date of this Agreement.
          17. Entire Agreement. This Agreement sets forth the entire understandings between the parties hereto, and supersedes any other statements, agreements or understandings between the parties whatsoever, including, but not limited to, any prior offer of employment with the Company.
          18. Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.
          19. Modification. This Agreement may be modified only in a writing signed by both parties.
          20. Governing Law. This Agreement shall be construed under applicable California laws.

IT IS SO AGREED:

Date: 12/22/06	/s/ Bonnie Charpentier

BONNIE CHARPENTIER

Date: 12/22/06	On behalf of
GENITOPE CORPORATION:

/s/ Dan W. Denney, Jr., Ph.D.

DAN W. DENNEY, JR., Ph.D.
Chairman & CEO

Exhibit A
Option Summary for Bonnie Charpentier
December 5, 2006

			Vested and Exercisable
Grant Date	Shares	Price	As of 12/05/06
12-11-01	40,000	$1.20	20,000
07-01-03	11,666	$1.80	9,422
08-22-03	28,416	$2.70	21,088
07-21-04	70,000	$9.72	40,833
04-01-05	20,000	$12.50	8,333
04-27-06	25,000	$8.00	3,645